Exhibit 10.22

AMENDMENT NO. 3 TO CREDIT AGREEMENT

This AMENDMENT NO. 3 TO CREDIT AGREEMENT (this “Amendment”) dated as of May 18, 2005 is by and among OMNOVA Solutions Inc., an Ohio corporation (“Borrower”), the financial institutions party to this Amendment, as Lenders, and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago)), as Agent for the Lenders. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Credit Agreement (as hereinafter defined).

RECITALS

WHEREAS, Agent, the Lenders named therein and the Borrower are parties to that certain Credit Agreement, dated as of May 28, 2003 (as amended, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that Agent and Lenders, and Agent and Lenders have agreed to, amend the Credit Agreement as described herein upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

SECTION 1. Amendments to the Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 8 hereof, the parties hereto hereby agree to amend the Credit Agreement as follows:

(a) The definition of “Applicable Margin” set forth in Annex A of the Credit Agreement is hereby amended by amending and restating the grids set forth therein to read as follows:

If the Fixed Charge Coverage Ratio is:	Level of Applicable Margins:
<1.25	Level V
≥1.25, but <1.50	Level IV
≥1.50, but <1.75	Level III
≥1.75, but <2.00	Level II
≥2.00	Level I

Low to High

	Applicable Margins
	Level I	Level II	Level III	Level IV	Level V
Alternate Base Rate Revolving Loans	0.0%	0.25%	0.50%	0.75%	1.00%
Eurodollar Revolving Loans	1.50%	1.75%	2.00%	2.25%	2.50%
Letter of Credit Fee	1.50%	1.75%	2.00%	2.25%	2.50%
Unused Line Fee	0.25%	0.25%	0.375%	0.375%	0.50%

(b) The definition of “Adjusted Net Earnings from Operations” set forth in Annex A to the Credit Agreement is hereby amended by adding a new clause (k) immediately after clause (j) in such definition (before the period) to read as follows:

“; and (k) without duplication of any of the foregoing exclusions, costs and expenses not to exceed $1,700,000 incurred in connection with the work stoppage at Borrower’s Jeannette, Pennsylvania plant for the Fiscal Quarter ending February 28, 2005.”

(c) The definition of “Maximum Inventory Loan Amount” set forth in Annex A to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maximum Inventory Loan Amount” means (a) with respect to Inventory from Borrower’s performance chemical division, an amount not to exceed $20,000,000 and (b) with respect to Inventory from Borrower’s decorative products and building products divisions, an amount not to exceed $16,000,000.”

(d) The definition of “Permitted Acquisition” set forth in Annex A to the Credit Agreement is hereby amended by amending and restating clause (ii) of the definition of “Permitted Acquisitions” to read as follows:

“(ii) consideration provided by the Borrower for such Permitted Acquisition shall consist solely of (A) equity in Borrower (or proceeds from equity issued by Borrower), (B) proceeds of Debt issued pursuant to the last sentence of Section 7.13 which is also subordinated to the Obligations on terms and conditions satisfactory to Agent, (C) proceeds from asset sales or issuances of equity to the extent expressly permitted under Section 3.3(a) of the Agreement, (D) no more than $15,000,000 of Revolving Loans and/or (E) the proceeds from Senior Notes issued after May 18, 2005 to the extent such Senior Notes are permitted hereunder (including proceeds from any refinancing of the Senior Notes permitted under Section 7.13 of the Agreement); provided, that the aggregate purchase price for all Permitted Acquisitions shall not exceed $30,000,000 through the Stated Termination Date;”

(e) The definition of “Senior Notes” set forth in Annex A to the Credit Agreement is hereby amended by deleting the language reading “in the aggregate principal amount of $165,000,000” and replacing it with language reading “in the aggregate principal amount not to exceed $185,000,000”.

(f) The definition of “Stated Termination Date” set forth in Annex A to the Credit Agreement is hereby amended and restated as follows:

“Stated Termination Date” means November 30, 2009.

(g) Section 3.2 of the Credit Agreement is hereby amended by amending and restating the table of early termination fees set forth therein to read as follows:

Period during which early termination occurs	Early Termination Fee
On or prior to May 18, 2006 but after May 18, 2005	1% of the Maximum Revolver Amount

On or prior to May 18, 2007 but after May 18, 2006	0.75% of the Maximum Revolver Amount

On or prior to May 18, 2008 but after May 18, 2007	0.5% of the Maximum Revolver Amount

After May 18, 2008	0% of the Maximum Revolver Amount

(h) Section 3.3(a) of the Credit Agreement is hereby amended by amending and restating Section 3.3(a) to read as follows:

“(a) Immediately upon receipt by Borrower or its Subsidiaries of proceeds of any (i) sale or other disposition of Collateral (excluding Accounts and Inventory) permitted under Section 7.9, (ii) sale of the stock of any Subsidiary of Borrower or (iii) issuance of equity securities (other than equity issued in connection with Borrower’s Plans) or issuance of Debt (other than Guaranties) permitted under the last sentence of Section 7.13 (excluding proceeds of equity or Debt issued to finance a Permitted Acquisition but only to the extent such proceeds are received and paid to the sellers of the Target contemporaneously with the consummation of the Permitted Acquisition or contemporaneously with the date on which any other consideration is required to be paid to such sellers in connection with such Permitted Acquisition), Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Liens hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (“Net Proceeds”); provided, that to the extent no Default or Event of Default has occurred and is continuing at the time of or after giving effect to any sale or disposition of Collateral under clause (i) or any issuance of equity by Borrower under clause (iii), Borrower may use the proceeds thereof for any of its general corporate purposes (including, without limitation, Permitted Acquisitions and repurchases of the Senior Notes) to the extent not prohibited by this Agreement. Notwithstanding the foregoing, if a Default or an Event of Default has occurred and is continuing, all Net Proceeds from the sale of Collateral subject to clause (i) above or from any issuance of equity by Borrower under clause (iii) above shall be applied to the Obligations. Any such prepayment required by this Section 3.3(a) shall be applied in accordance with Section 3.7.”

(i) Section 5.4 of the Credit Agreement is hereby amended by deleting reference to the word “twice” and replacing it with the word “once”.

(j) Section 7.4 of the Credit Agreement is hereby amended by amending and restating the parenthetical set forth therein to read as follows:

“(at the expense of the Borrower and, so long as no Event of Default has occurred and is continuing, not to exceed three (3) times per year unless the Fixed Charge Coverage Ratio for the twelve (12) month period most recently ended is equal to or greater than 1.5:1.0 in which case such inspection shall not exceed two (2) times per year unless an Event of Default has occurred and is continuing)”

(k) Section 7.10 of the Credit Agreement is hereby amended by deleting the reference in clause (ii) to $10,000,000” and replacing it with “$20,000,000.”

(l) Section 7.10 of the Credit Agreement is hereby amended by amending and restating clause (iv) therein to read as follows:

“(iv) make a Permitted Acquisition; provided, that (A) all the terms and conditions set forth in the definition of “Permitted Acquisition” are satisfied at or prior to the effective date of such Permitted Acquisition, (B) no more than $15,000,000 of Revolving Loans can be used to fund such Permitted Acquisition, (C) the average daily Availability for the 90 day period ending on the effective date of such Acquisition is equal to at least the sum of (x) $30,000,000 plus (y) the amount of Revolving Loans used to fund any portion of such Permitted Acquisition, (D) Availability at the time of and immediately after giving effect to the consummation of such Permitted Acquisition is equal to at least the sum of (x) $30,000,000 plus (y) the amount of Revolving Loans used to fund any portion of such Permitted Acquisition, (E) the Fixed Charge Coverage Ratio is at least 1.5:1.0 for the 3 month and 12 month periods ending on the effective date of such Permitted Acquisition (provided, that to the extent such 3 month period includes any of the months of November, December, January or February, such 3 month period shall be increased to a 6 month period ending on the effective date of such Permitted Acquisition) and (F) the Acquisition Projections (as defined in the definition of Permitted Acquisition) shall reflect that the Fixed Charge Coverage Ratio will be at least 1.5:1.0 for each 12 month period ending after the effective date of such Permitted Acquisition through the first anniversary of such effective date.”

(m) Section 7.13 of the Credit Agreement is hereby amended by amending and restating clause (e) therein to read as follows:

“(e) Debt evidencing a refunding, renewal or extension of the Debt described in clause (b) above or on Schedule 6.9; provided, that in each case (i) the principal amount thereof is not increased (except as permitted under the definition of “Senior Notes”), (ii) the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed or extended, (iii) no Person that is not an obligor or guarantor of such Debt as of the Closing Date shall become an obligor or guarantor thereof, and (iv) the terms of such refunding, renewal or extension are no less favorable to the Borrower, the Agent or the Lenders than the original Debt.”

(n) Section 7.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.14 Prepayment. Neither the Borrower nor any of its Subsidiaries shall voluntarily prepay any Debt, except (a) the Obligations in accordance with the terms of this Agreement and (b) the Senior Notes to the extent permitted under Section 3.3(a) of this Agreement.”

(o) Section 7.22 of the Credit Agreement is hereby amended by deleting reference to the amount of “$20,000,000” and replacing it with the amount of “$25,000,000.”

(p) Section 7.24 of the Credit Agreement is hereby amended by adding a new sentence to the end thereof to read as follows:

“For purposes of this Section 7.24 only, the term “Availability” shall mean, at any time, the lesser of (i) $110,000,000 or (ii) the Borrowing Base less in each case the sum of (A) Reserves other than Reserves deducted in the calculation of the Borrowing Base, (B) Aggregate Revolver outstandings and (C) $10,000,000.

SECTION 2. Representations And Warranties of Borrower. The Borrower represents and warrants that:

(a) the execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action and is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

(b) each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof; and

(c) neither the execution, delivery and performance of this Amendment nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of Borrower’s certificate or articles of incorporation or bylaws, (ii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which it or any of its property is bound, except in any such case to the extent such conflict or breach has been waived by a written waiver document, a copy of which has been delivered to Agent on or before the date hereof.

SECTION 3. Acknowledgments Regarding Credit Agreement.

(a) Except as specifically amended above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or the Lenders under the Credit Agreement or any other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any other Loan Documents. Upon the effectiveness of this Amendment, each reference in the Credit Agreement and the other Loan Documents to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(c) Each Borrower hereby acknowledges and agrees that there is no defense, setoff or counterclaim of any kind, nature or description to the Obligations or the payment thereof when due.

SECTION 4. Costs And Expenses. As provided in Section 13.7 of the Credit Agreement, the Borrower agrees to reimburse Agent for all fees, reasonable out-of-pocket costs and expenses of the Agent (including attorney costs) in connection with the preparation, execution, delivery and administration of this Amendment (and the other documents to be delivered in connection herewith).

SECTION 5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

SECTION 6. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

SECTION 8. Effectiveness. This Amendment shall become effective upon:

(a) Receipt by the Agent of duly executed counterparts to this Amendment by the Borrower and the Lenders; and

(b) Receipt by the Agent, for the ratable benefit of the Lenders, of an amendment fee equal to $100,000, which fee shall be earned in full and payable on the date hereof.

[Signature Page Follows]

This Amendment No. 3 to Credit Agreement has been executed as of the day and year first above written.

OMNOVA SOLUTIONS INC.

By:	/s/ Michael E. Hicks
Its:	Michael E. Hicks
Title:	Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A. (Main Office Chicago))

By:	/s/ Andrew D. Hall
Its:	Andrew D. Hall
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Peter Redington
Its:	Peter Redington
Title:	Assistant Vice President

FIFTH THIRD BANK

By:	/s/ Donald K. Mitchell
Its:	Donald K. Mitchell
Title:	Vice President

LASALLE BUSINESS CREDIT, LLC

By:	/s/ Richard Pierce
Its:	Richard Pierce
Title:	Vice President

KEY BANK NATIONAL ASSOCIATION

By:	/s/John P. Dunn
Its:	John P. Dunn
Title:	Vice President